LIMITED LIABILITY COMPANY AGREEMENT
OF
JAGUAR RESOURCES LLC

This Limited Liability Company Agreement (this "***Agreement***") of Jaguar Resources LLC (the "***Company***"), dated as of April 9, 2007, is adopted by Gulfport Energy Corporation, a Delaware corporation (the "***Member***").

Section 1. Formation of the Company. Upon the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware on the date hereof, the Member hereby forms a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101. et seq., as amended from time to time (the "***Delaware Act***"). Benjamin E. Russ shall be an authorized person within the meaning of the Delaware Act to file the Certificate of Formation with the Office of the Secretary of State of Delaware.

Section 2. Interests and Admission.

(a) The Company shall be authorized to issue a single class of Limited Liability Company Interests (the "***Interest***"), including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. Such Interest may be evidenced by such certificate as approved by the Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, the Member is admitted as the sole member of the Company in respect of the Interest.

(b) Any provision to the contrary contained in this Agreement notwithstanding, the Interest issued hereunder or covered hereby may be pledged to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such pledged limited liability company interests shall be subject to such lender's or lenders' rights under any collateral documentation governing or pertaining to such pledge. The pledge of such limited liability company interests shall not, except as otherwise provided in such collateral documentation, cause a Member to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, such lender or lenders shall not have any liability solely as a result of such pledge. Without limiting the foregoing, the right of such lender or lenders to enforce their rights and remedies under such collateral documentation hereby is acknowledged and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement (regardless of any restrictions herein contained) and any assignment, sale or other disposition of the Interest by such lender or lenders pursuant to any such collateral documentation in connection with the exercise of any such lender's or lenders' rights and powers shall be valid and effective for all purposes, including, without limitation, under Section 18-702 of the Delaware Act and this Agreement, to transfer all right, title and interest of the applicable Member hereunder to itself or themselves, any other lender or any other person (each an "***Assignee***") in accordance with such collateral documentation and applicable law (including, without limitation, in accordance with such collateral documentation and applicable law, the rights to participate in the management of the business and the business affairs of the Company,

to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar item) and such Assignee shall be a Member of the Company with all rights and powers of a Member. Such assignment shall not constitute an event of dissolution under Section 10 hereunder. Further, no lender or any such Assignee shall be liable for the obligations of any Member assignor to make contributions. All Members approve all of the foregoing and all Members agree that no farther approval shall be required for the exercise of any rights or remedies under such collateral documentation. For purposes of this Agreement, each Interest and the certificate representing the same shall be deemed a security or securities governed by Article VIII of the Uniform Commercial Code.

Section 3. Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company. The Member may from time to time change the registered office of the Company to such other place or the registered agent of the Company to such other person as the Member deems appropriate.

Section 4. Company Purposes. The purpose of the Company is to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act.

Section 5. Capital Contributions. The Member has contributed to the Company such property, services or money in the amount set forth opposite the Member's name on Exhibit A hereto in exchange for the Interest set forth opposite the Member's name therein. Additional capital contributions may be made in such amounts as the Member determines to be necessary.

Section 6. Allocation of Items of Company Income, Gain, Deduction and Loss and Distributions. All items of income, gain, loss, deduction, and credit will be allocated 100 percent to the Member, and the Company, as a separate entity, is to be disregarded for income tax purposes. No distribution may be made to the Member if, after giving effect to the distribution, in the judgment of the Member, either (i) the Company would not be able to pay its debts as they become due in the ordinary course of business, or (ii) the fair value of the total assets of the Company would not at least equal its total liabilities. Subject to the foregoing limitation, the Company shall make such distributions to the Member as the Member determines.

Section 7. Management by Member.

(a) The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable, or convenient to the discharge of the Member's duties and to the management of the business and affairs of the Company. No person dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.

(b) Without limiting the generality of Section 7(a) hereof, the Member may appoint such officers as it shall deem necessary or advisable who shall hold their offices for such terms, shall have authority (subject to such conditions as may be prescribed by the Member) to sign

deeds, mortgages, bonds, contracts or other instruments on behalf of the Company and shall exercise such other powers and perform such other duties as shall be determined from time to time by the Member. Unless otherwise determined by the Member, each such officer shall hold office until his or her successor is chosen and qualified. Any officer appointed by the Member may be removed at any time, with or without cause, upon notice by the Member. Any vacancy occurring in any office of the Company shall be filled by the Member in its sole discretion. Any number of offices may be held by the same person. The initial officers of the Company shall be the persons listed on Schedule A.

Section 8. Addition of Additional Members; Transfer or Issuance of an Interest; Withdrawal of a Member. No additional members may be admitted without the prior approval of the Member. Except as expressly provided herein, no current or future member may transfer any portion of its Interest in the Company without the unanimous consent of the members (such a transferee being hereinafter referred to as a "***Permitted Transferee***"). A Permitted Transferee shall become a substituted member automatically upon a transfer that complies with this Section 8. Except as provided in mandatory provisions of the Delaware Act and pursuant to the second sentence of this Section 8, no right is given to any member to dissociate from the Company.

Section 9. Events of Bankruptcy. A member does not cease to be a member upon the happening of any of the events specified in Section 18-304 of the Delaware Act except with the written consent of the Member.

Section 10. Dissolution and Term of the Company. The Company shall dissolve upon any act or event requiring dissolution under the Delaware Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual duration.

Section 11. Limitation of Liability and Indemnification of Member.

(a) The Member shall not be liable for the debts, obligations and liabilities of the Company ("***Company Obligations***"), whether arising in contract, tort, or otherwise, and the Member shall be indemnified to the fullest extent of the Delaware Act by the Company against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained against the Company or against the Member in connection with the Company Obligations.

(b) The Company may purchase and maintain liability, indemnification or other similar insurance on behalf of itself, or for any person who is or was a member, officer, employee or agent of the Company or who is or was serving at the request of the Company as a director, manager, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the Company or person serving in such a capacity or arising out of its status as such a person or entity, whether or not the Company would otherwise have the power to indemnify such person against that liability.

(c) The power to indemnify or obtain insurance provided in this Section 11 shall be cumulative of any other power of the Member or any rights to which such a person or entity may be entitled by law, this Agreement, the Certificate of Formation of the company, contract, other agreement, vote or otherwise.

Section 12. Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Members.

Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 14. Consent to Jurisdiction Provision. The Member hereby (i) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 15. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

[SIGNATURE PAGE FOLLOWS]

Executed as of the date first written above.

Gulfport Energy Corporation

By: /s/ Michael G. Moore

Michael G. Moore
Vice President and Chief Financial Officer

Exhibit A

Member	Capital Contribution	Interest	Percentage of Issued and Outstanding Interest
Gulfport Energy Corporation	$100	100	100%

Schedule A

CURRENT OFFICERS

AS OF April 9, 2007

Mike Liddell	Chairman
James D. Palm	Chief Executive Officer
Michael G. Moore	Vice President, Chief Financial Officer and Secretary
Jay Thomas	Vice President
Benjamin E. Russ	General Counsel and Assistant Secretary